Exhibit 99.1

Global Payments Agrees to Acquire Accelerated Payment Technologies,

a Leading U.S. Integrated Payments Technology Company

ATLANTA, August 15, 2012 — Global Payments Inc. (NYSE: GPN), a leading, worldwide provider of electronic transaction processing solutions, announced today an agreement to acquire Accelerated Payment Technologies (APT). APT is an innovative provider of fully-integrated payment solutions for small to medium sized merchants producing approximately $8 billion in annual card volume. APT markets its products and services primarily through a network of 700 value-added resellers (VARs) covering 30 different vertical markets.

Global Payments’ Chairman and CEO Paul R. Garcia said, “Over the course of our long-standing relationship with APT, we have been impressed with the quality and growth of their payment technology solutions. APT serves merchants from attractive growth verticals such as the dental, medical, pharmacy, specialty retail, automotive and veterinary markets. We look forward to having their talented management team join Global Payments.”

Matthew T. Vettel, Managing Partner of Great Hill Partners, a Boston-based private equity firm and owner of APT said, “The APT team has successfully positioned themselves as a leading provider of integrated payments with a rapidly expanding network of software partners. Global Payments has been a key strategic partner for APT, and we expect the combined businesses will continue to thrive.”

Under the terms of the agreement and pending regulatory approvals and customary closing conditions, Global Payments will pay $413 million in cash to acquire APT from Great Hill Partners. The transaction is expected to close during Global Payments’ second fiscal quarter 2013. Global Payments currently processes the majority of APT’s transactions under its existing ISO processing relationship and, as a result, Global Payments’ revenue will not materially change. For the partial year of fiscal 2013, the Company expects the transaction to be dilutive to fiscal 2013 earnings per share on a GAAP basis and about neutral on a cash earnings basis and accretive to cash earnings thereafter. Additionally, the Company expects the transaction to be significantly accretive to both North American and total company cash operating margins on an annualized basis. The Company will provide further details when the transaction closes.

About Global Payments

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe and the Asia-Pacific region. Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the company and its services.

About Accelerated Payment Technologies (APT)

APT innovates, markets and services its own middleware, card present gateway and security payment technologies, to provide a highly flexible platform and a single integration point. APT, formerly the payments processing division of CAM Commerce Solutions, Inc., draws on a 25 year history as a point-of-sale software company for a unique understanding of its customers’ needs and challenges. Headquartered in Pleasant Grove, Utah, APT serves 30,000 U.S. businesses and processes billions in transaction volume annually through its comprehensive payment applications X-Charge, X-Web and XpressLink.

About Great Hill Partners

Great Hill Partners is a private equity firm that manages more than $2.5 billion in capital to finance the expansion, recapitalization or acquisition of growth companies in a wide range of sectors within the business and consumer services, media, communications and software industries. Great Hill targets investments of $25 million to $150 million. For more information, please visit www.greathillpartners.com.

This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect of current domestic and worldwide economic conditions, including sovereign insolvency situations, and future performance and integration of acquisitions including APT, and other risks detailed in the company’s SEC filings, including the most recently filed Form 10-K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Media contact:

Amy Corn

770-829-8755

media.relations@globalpay.com

Investor contacts:

Jane M. Elliott

770-829-8234

Kay Sharpton

770-829-8870

investor.relations@globalpay.com

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